SECURITIES AND EXCHANGE COMMISSION

                       Washington, D. C. 20549




                               FORM 8-K

                            CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of
                 The Securities Exchange Act of 1934


   Date of Event Reported: November 1, 1995


                     PREMARK INTERNATIONAL, INC.
        (Exact name of registrant as specified in its charter)




   Delaware           1-9256               36-3461320
(State or other     (Commission           (IRS Employer
jurisdiction of     File Number)        Identification No.)
incorporation)

    1717 Deerfield Road, Deerfield, Illinois    60015
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (708)
405-6000

5.  Other Events

     On November 1, 1995, the Registrant announced a plan (the implementation of which is subject to the execution of definitive agreements and the receipt of various governmental approvals) providing for, among other things, a pro rata distribution to the Registrant's shareholders of all of the stock of a corporation owning the Registrant's Tupperware business. A copy of the press release of the Registrant, dated November 1, 1995, containing additional information concerning such plan and related matters is attached to and made a part of this Report.

Item 7.   Financial Statements, Pro Forma Financial
          Information  and Exhibits.


          (c)  Exhibits (numbered in accordance with Item
               601 of Regulation S-K)

               (28) Press release dated November 1, 1995

                              SIGNATURES

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Deerfield, Illinois           PREMARK INTERNATIONAL, INC.
November 2, 1995


                              By:  John M. Costigan
                                   Senior Vice President,
                                   General Counsel and
                                   Secretary

                            EXHIBIT INDEX

Exhibit No.             Description                  Page


    (28)       Press release dated November 1,         5
                    1995

                       (Exhibit 28)

     DEERFIELD, Ill., November 1, 1995 -- Premark
International, Inc. announced today that its board of directors authorized management to establish its Tupperware subsidiary as an independent company through a stock distribution to Premark shareholders.

     The new company will be called Tupperware Corporation with headquarters in Orlando, Fla. Tupperware had sales of $1.3 billion and segment profit of $200 million in 1994. As the remaining corporation, Premark International, Inc. will be composed of PMI Food Equipment Group, Wilsonart International, The West Bend Company, Florida Tile, Inc., Hartco Corporation, and Precor, with headquarters in Deerfield, Ill. Sales in 1994 for the remaining Premark businesses were $2.1 billion, with segment profit of $156 million.

     "The operating and investment characteristics, management needs and financial profile of the Tupperware direct selling business differ fundamentally from the other businesses," explained Warren L. Batts, chairman and chief executive officer of Premark. "Tupperware's segment profit has more than doubled in the last five years as a result of strong international growth, and it is well positioned to continue its growth as an independent company."

     "In the nine years of Premark's existence, our annual total shareholder return of almost 24 percent has exceeded that of the S&P 500 by a wide margin," continued Batts.
"The plan to separate Tupperware from our other businesses is designed to continue to create value for Premark's shareholders. Importantly, as independent public companies, both Tupperware and Premark will be better able to attract and retain key executives by designing management incentive programs based solely on their own stocks."

     "We also are excited about the prospects for the remaining Premark businesses, whose performance, likewise, has improved substantially over the last several years," Batts said. "As leaders in their fields, with widely recognized brand names, top market shares and cost-effective operations, we believe that they will be better able to exploit fully their growth opportunities as traditional manufacturing companies. Separating them from the unique Tupperware business will allow greater recognition by investors of their individual performance and potential."

     The transaction will be effected through a pro rata distribution of all stock in Tupperware. The distribution is anticipated to qualify as tax-free to Premark and its shareholders, and the company will be applying to the Internal Revenue Service for a ruling to that effect. The distribution is expected to become effective by mid-year 1996, subject to board approval of the definitive agreements for the separation and following review by the Securities and Exchange Commission of the necessary filings. The board will establish record and payment dates for the stock distribution shortly before the completion of the transaction.

     Batts, 63, will continue as chairman of the board of Premark and will serve as chairman and chief executive officer of Tupperware. Upon separation of the companies, James M. Ringler, 50, will become chief executive officer of Premark, in addition to his current roles as president, chief operating officer and board member.
E. V. (Rick) Goings will continue as president and chief operating officer of Tupperware and will become a member of the Tupperware board. He is scheduled to become chief executive officer of Tupperware when Batts retires in September 1997.

     Premark International, Inc., a $3.4 billion multinational company, markets premium products in more than 100 countries. Premark stock is listed on the New York, Pacific and London stock exchanges.